EXHIBIT 99
COCA-COLA ENTERPRISES INC.
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CONTACT:Laura Asman - Media Relations
(770) 989-3023

Margaret Carton - Investor Relations
(770) 989-3622

FOR IMMEDIATE RELEASE
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                     COCA-COLA ENTERPRISES INC. INCREASES
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                    OFFER FOR PUBLIC SHARES OF COKE CANADA
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      ATLANTA, August 1,  1997 -- Coca-Cola  Enterprises today announced  that the Company intends to increase its offer for the 52 percent of Coca-Cola Beverages Ltd. (Coke Canada) held by the public to Canadian $22 per share (United States $15 7/8 per share at current exchange rates) from Canadian $19 1/2 per share (United States $14 per share at current exchange rates). Coke Canada's Special Committee of the Board of Directors has reviewed the revised offer and determined that the increased cash price is fair to public
share  owners.   The  Board of  Directors  of Coke  Canada  has accepted  this
determination.   Subject to  review and approval  of the revised  offer by the
Coca-Cola Enterprises Affiliated Transaction Committee, the Company expects to mail the tender offer to Coke Canada share owners the week of August 11.

      "We are pleased that this transaction is moving forward," stated Summerfield K. Johnston, Jr., vice chairman and chief executive officer of
Coca-Cola  Enterprises.   "The  revised offer  reflects  our optimism  for the
Canadian market and the significant opportunities for Coca-Cola Enterprises that exist in Canada."

      As previously disclosed, Coca-Cola Enterprises is also acquiring The Coca-Cola Company's 48 percent ownership in Coke Canada and its 49 percent interest in The Coca-Cola Bottling Company of New York, Inc. (Coke New York). Coca-Cola Enterprises will pay The Coca-Cola Company Canadian $17 per share (approximately United States $12 3/8 per share based on current exchange rates) for the 19.6 million shares The Coca-Cola Company holds in Coke Canada. The Company expects to close the acquisition of The Coca-Cola Company's interest in Coke Canada and Coke New York late next week.

      Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest  marketer,
distributor,  and   producer  of   bottled  and  canned  liquid  nonalcoholic
refreshment. Coca-Cola Enterprises is the sole licensed bottler for products of The Coca-Cola Company in Belgium, Great Britain, the Netherlands, and most of France. The Company also distributes more than 58 percent of The Coca-Cola Company's United States bottle and can volume. The Company also has a pending transaction to acquire the Coca-Cola bottling operations in Luxembourg.

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